Exhibit 10.9

EXECUTION COPY

Lagniappe Ventures LLC
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.

October 10, 2019

Tiberius Acquisition Corporation
3601 N. Interstate 10 Service Rd. W.
Metairie, LA 70002, U.S.A.

Attn:  Andrew J. Poole, Chief Investment Officer

Re:	Sponsor Share Letter

Dear Andrew:

Reference is hereby made to that certain Business Combination Agreement, dated as of October 10, 2019 (as it may be amended, the “Business Combination Agreement”) by and among Tiberius Acquisition Corporation, a Delaware corporation (including any successor thereto, “Purchaser”), Lagniappe Ventures LLC, a Delaware limited liability, solely in its capacity thereunder as the Purchaser Representative (the “Purchaser Representative”), International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “Company”), Wasef Jabsheh in his capacity thereunder as the Seller Representative (the “Seller Representative”), and upon the execution and delivery of joinders thereto after the date thereof, a to-be-formed Bermuda exempted company (“Pubco”) and its to-be-formed wholly-owned Delaware corporation (“Merger Sub”).  Any capitalized term used but not defined herein will have the meanings ascribed thereto in the Business Combination Agreement.

In order to induce the Company to enter into the Business Combination Agreement and certain Sellers thereunder to enter into an Exchange Agreement with respect thereto, Lagniappe Ventures LLC, a Delaware limited liability company (“Sponsor”), has agreed to enter into this letter agreement (this “Agreement”) relating to (i) the 4,252,500 shares of common stock, par value $0.0001 per share (“Common Stock”), of Purchaser (including the Pubco Common Shares into which such shares are converted pursuant to the Merger in accordance with the Business Combination Agreement, “Founder Shares”) initially purchased by Sponsor in a private placement prior to Purchaser’s initial public offering, which shares are currently held by Sponsor, and (ii) the 4,500,000 warrants to purchase Common Stock (including the Pubco Private Warrants into which such warrants are converted in connection with the Merger in accordance with the Business Combination Agreement, the “Sponsor Warrants”), initially purchased by Sponsor in a private placement concurrently with Purchaser’s initial public offering, which warrants are currently held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor and each of the undersigned parties hereby agrees as follows:

1.
The Sponsor hereby agrees that, upon and subject to the Closing, the Sponsor agrees to transfer and assign, subject to and in accordance with the terms and conditions of this Agreement, to (a) Jabsheh all of its right, title and interest in and to Four Million (4,000,000) Sponsor Warrants (the “Jabsheh Warrants”) and One Million (1,000,000) Founder Shares (the “Jabsheh Shares”), and (b) to Argo Five Hundred Thousand (500,000) Sponsor Warrants (the “Argo Warrants” and, together with the Jabsheh Warrants, the “Transferred Warrants”) and Thirty-Nine Thousand Two Hundred (39,200) Founder Shares, in each case free and clear of all liens, encumbrances and other security interests (except (i) as set forth in the Warrant Agreement, the Insider Letter and this Agreement, (ii) those imposed by Purchaser’s or Pubco’s Organizational Documents, as applicable, or applicable securities laws, or (iii) those incurred by Jabsheh or Argo (the “Argo Shares” and, together with the Jabsheh Shares, the “Transferred Shares”)).

2.
The Transferred Warrants will be transferred by Sponsor to Jabsheh and Argo as “Permitted Transferees” (as defined in the Warrant Agreement, dated as of March 15, 2018 (as it may be amended, the “Warrant Agreement”), by and between Purchaser and Continental Stock Transfer & Trust Company, as warrant agent) of Sponsor under Section 2.6 of the Warrant Agreement (and Purchaser hereby consents to such transfer), and accordingly each of Jabsheh and Argo hereby agree to become bound by the transfer restrictions in the Warrant Agreement with respect to their Transferred Warrants that apply to the Sponsor thereunder.

3.
The Transferred Shares will be transferred by Sponsor to Jabsheh and Argo as “permitted transferees” (as defined in the Letter Agreement, dated as of March 15, 2018 (as it may, subject to the terms hereof be amended, the “Insider Letter”), by and among Purchaser, Sponsor and certain other insiders named therein) of Sponsor under Section 7(c) of the Insider Letter, and accordingly each of Jabsheh and Argo hereby agree to become bound by the transfer restrictions in the Insider Letter with respect to their Transferred Shares that apply to the Sponsor thereunder, in addition to the other restrictions set forth in this Agreement.

4.
Each of Jabsheh and Argo hereby agree that they will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to their Transferred Shares, unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Transferred Shares.  Sponsor hereby agrees that, upon and subject to the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, 1,973,300 of the Founder Shares retained by Sponsor after the transfer of the Transferred Shares in accordance with the terms of this Agreement (the “Sponsor Earnout Shares” and, together with the Transferred Shares, the “Earnout Shares”), unless, until and to the extent that a Release Event has occurred with respect to such Sponsor Earnout Shares.  In the event that a Release Event has not occurred on or prior to the date which is eight (8) years following the Closing Date (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earnout Period”) with respect to all of the Earnout Shares, Sponsor, Jabsheh and Argo (each, an “Earnout Holder”) hereby agree that any of their respective Earnout Shares that have not been subject to a Release Event will, subject to applicable Laws, be acquired by Pubco for cancellation.  In order to effectuate such acquisition for cancellation in the event that a Release Event has not theretofore occurred with respect to all of such party’s Earnout Shares, upon the Termination Date, each Earnout Holder shall deliver its Earnout Shares that have not been subject to a Release Event to Pubco in certificated or book entry form (at the election of such party) for cancellation by Pubco.  The share certificates representing the Earnout Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of acquisition for cancellation associated with the Earnout Shares.  Such legend shall be removed upon the request of an Earnout Holder following a Release Event with respect to its applicable Earnout Shares.

5.
Until and unless the Earnout Shares are acquired for cancellation, each Earnout Holder shall have full ownership rights to its Earnout Shares, including the right to vote such shares and to receive dividends and distributions thereon.

6.	The Earnout Shares shall vest and no longer be subject to acquisition for cancellation as follows (each, as applicable to the relevant Earnout Shares, a “Release Event”):

(a)
600,000 Jabsheh Shares and 800,000 Sponsor Earnout Shares shall vest and no longer be subject to acquisition for cancellation or the transfer restrictions in this Agreement if the closing price of the Pubco Common Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $11.50 (the “First Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period;

(b)
400,000 Jabsheh Shares, all 39,200 Argo Shares and 160,800 Sponsor Earnout Shares shall vest and no longer be subject to acquisition for cancellation or the transfer restrictions in this Agreement if the closing price of the Pubco Common Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.75 (the “Second Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period;

(c)
550,000 Sponsor Earnout Shares shall vest and no longer be subject to acquisition for cancellation or the transfer restrictions in this Agreement if the closing price of the Pubco Common Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $14.00 (the “Third Price Threshold”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period;

(d)
462,500 Sponsor Earnout Shares shall vest and no longer be subject to acquisition for cancellation or the transfer restrictions in this Agreement if the closing price of the Pubco Common Shares on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.25 (the “Fourth Price Threshold” and together with the First Price Threshold, the Second Price Threshold and the Third Price Threshold, the “Price Thresholds”) for twenty (20) trading days (which need not be consecutive) over a thirty (30) trading day period at any time during the Earnout Period; and

(e)	all of the Earnout Shares shall vest and no longer be subject to acquisition for cancellation or the transfer restrictions in this Agreement upon the first of any of the following to occur:

(i)
if Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act of 1934 or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(ii)	if Pubco Common Shares shall cease to be listed on a national securities exchange;

(iii)
if Pubco is amalgamated, merged, consolidated or reorganized with or into another Person (an “Acquiror”) and as a result of such amalgamation, merger, consolidation or reorganization, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of the Acquiror or surviving or resulting entity is owned in the aggregate by the shareholders of Pubco, directly or indirectly, immediately prior to such amalgamation, merger, consolidation or reorganization, excluding from such computation the interests of the Acquiror or any Affiliate of the Acquiror (the “Pre-Transaction Pubco Equityholders”);

(iv)
Pubco and/or its subsidiaries sell, assign, transfer or otherwise dispose of (including by bulk reinsurance outside of the ordinary course of business consistent with past practice), in one or a series of related transactions, all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, to an Acquiror, less than 50.1% (whether by voting or economic rights) of the outstanding equity securities or other capital interests of which, immediately following such sale, assignment or transfer, is owned in the aggregate by the Pre-Transaction Pubco Equityholders;

(v)
a Schedule 13D or Schedule 13G report (or any successor schedules form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Pubco Common Shares as shall be greater than the percentage of such shares that, at the date of such filing, is held by any other person or group that held more than 50% of the voting or economic power of Pubco immediately after the Closing; or

(vi)
during any period of two consecutive years, the Continuing Directors cease to constitute at least a majority of the Board of Directors of Pubco (for purposes hereof, the term “Continuing Directors” means the directors still in office who either were directors at the beginning of the two-year period or who were directors elected to the Board of Directors and whose election or nomination was approved by the Nominating Committee of the Board of Directors of Pubco or, if there is no Nominating Committee, whose election or nomination was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period or whose election to the Board of Directors was previously so approved).  For the avoidance of doubt, a Jabsheh Director (as defined in the Amended Pubco Charter) will always be a Continuing Director.

(f)
Each Price Threshold above and the applicable number of Earnout Shares released for such Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Pubco Common Shares after the Closing.  Additionally, each Price Threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Pubco to the holders of Pubco Common Shares, on a per share basis, as an extraordinary dividend or distribution following the Closing; provided that the declaration and payment of any such extraordinary dividend or distribution shall be subject to all applicable Laws.  An “extraordinary dividend or distribution” means any dividend or distribution other than a regularly-scheduled dividend or distribution.

7.
Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Sponsor Earnout Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Business Combination Agreement without the consent of any party hereto, and any Sponsor Earnout Shares so transferred shall reduce the number of Sponsor Earnout Shares hereunder (with such reduction in Sponsor Earnout Shares allocated pro rata among each Release Event in clauses (a) through (d) of Section 6).  Unless otherwise agreed in writing by Sponsor and the investor receiving such shares, any such transferred Sponsor Earnout Shares shall not be subject to the terms and conditions of this Agreement (but shall continue to be subject to the provisions of the Insider Letter).

8.
Purchaser and Sponsor hereby each agree, that without the prior written consent of the Company, they will not, prior to the Closing, seek or agree to a waiver, amendment or termination of Sections 1 or 7 of the Insider Letter (or related definitions).

9.
Subject to Section 7 above, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor liquidates and distributes to its members all securities of Pubco that it owns in accordance with its organizational documents, Sponsor may, without obtaining the consent of any other party hereto, transfer the Sponsor Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder.  Any purported assignment in violation of this Section 9 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.  This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

10.
This Agreement (including the Business Combination Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter or the Warrant Agreement.

11.
This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto.  No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.
Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 12.1 of the Business Combination Agreement.  Unless otherwise specified in writing by such party, notices to the Sponsor shall be sent to the address of the Purchaser Representative set forth in the Business Combination Agreement and notices to Jabsheh shall be sent to the address of the Seller Representative set forth in in the Business Combination Agreement.  Notices to Argo shall be sent to the address set forth underneath Argo’s name on the signature page hereto (or such other address as shall be specified in a notice given in accordance with this Section 12 and Section 12.1 of the Business Combination Agreement).

13.
This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 12.3 through 12.8, 12.12 and 12.13, of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

14.
This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

{Remainder of Page Left Blank; Signature Page Follows}

Please indicate your agreement to the foregoing by signing in the space provided below.

LAGNIAPPE VENTURES LLC

By:	/s/ Michael Gray
Name: Michael Gray
Title: Managing Member

Accepted and agreed, effective as of the date first set forth above:

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew Poole
Name:	Andrew Poole
Title:	Chief Investment Officer

INTERNATIONAL GENERAL INSURANCE HOLDINGS LTD.

By:	/s/ Wasef Jabsheh
Name:	Wasef Jabsheh
Title:	Chief Executive Officer

/s/ Wasef Jabsheh
Wasef Jabsheh

ARGO RE LTD.

By:	/s/ Matthew Wilken
Name:	Matthew Wilken
Title:	President

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Sponsor Share Letter}

Exhibit A

Form of Joinder Agreement
to Sponsor Share Letter

This JOINDER AGREEMENT, dated as of ___________, 2019 (this “Joinder”), is executed and delivered by [Pubco], a Bermuda exempted company (“Pubco”), pursuant to the letter agreement entered into on or about October 10, 2019 (as amended, supplemented or otherwise modified from time to time, the “Sponsor Share Letter”), by and among Lagniappe Ventures LLC, a Delaware limited liability company (“Sponsor”), Tiberius Acquisition Corporation, a Delaware corporation (“Purchaser”), International General Insurance Holdings Ltd., a company organized under the laws of the Dubai International Financial Centre (the “Company”), Argo Re Ltd., a Bermuda exempted company (“Argo”), and Wasef Jabsheh (the “Jabsheh”).  Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Sponsor Share Letter.

1.          Joinder to the Sponsor Share Letter.  Upon the execution of this Joinder by Pubco and delivery hereof to Sponsor, Purchaser, the Company, Argo and Jabsheh, Pubco shall become party to the Sponsor Share Letter, and will be fully bound by, and subject to, all of the terms and conditions of the Sponsor Share Letter as the “Pubco” party thereto as though an original party thereto for all purposes thereof and with all the rights, privileges, obligations and responsibilities of Pubco as set forth therein as of the date of this Joinder Agreement set forth above.  Pubco hereby acknowledges that it has received and reviewed a complete copy of the Sponsor Share Letter.

2.          Incorporation by Reference.  All terms and conditions of the Sponsor Share Letter are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.          Notices.  All notices under the Sponsor Share Letter to Pubco shall be directed to:

If to Pubco, to: [Pubco] [Address] Attn: [ ] Facsimile No.: [ ] Telephone No.: [ ] Email: [ ]

with a copy (which is not notice) to:

Freshfields Bruckhaus Deringer LLP
Level 6, Al Sila Tower, Abu Dhabi Global
Market Square, Al Maryah Island
PO Box 129817
Attn: Michael Hilton
Facsimile No.: +971 2 6521 777
Telephone No.: +971 2 6521 700
Email: michael.hilton@freshfields.com

and

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, NY 10022
Attn:  Omar Pringle
Facsimile No.:  (212) 277-4001
Telephone No.:  (212) 277-4000
Email:  omar.pringle@freshfields.com

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, Pubco has duly executed and delivered this Joinder to Sponsor Share Letter as of the date first above written.

Pubco:

[PUBCO]

By:
Name:
Title:

{Signature Page to Sponsor Share Letter Joinder}